Exhibit 23.2

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the inclusion in this Registration Statement of FirstFlight, Inc. on Form SB-2, Post-Effective Amendment No. 5 (File No. 333-125811) of our report dated March 22, 2007, with respect to our audits of the consolidated financial statements of FirstFlight, Inc. as of December 31, 2006 and for the years ended December 31, 2006 and 2005, which report appears in the Prospectus, which is part of this Registration Statement. We also consent to the reference to our Firm under the heading “Interest of Named Experts and Counsel” in such Prospectus.

/s/ Marcum & Kliegman LLP
New York, New York
June 4, 2007